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                                                                      EXHIBIT 99

                                                         [JOHNSON CONTROLS LOGO]

                                                           For Immediate Release
CONTACT: Glen L. Ponczak                                   ---------------------
         414-524-2375                                        November 20, 2002


          JOHNSON CONTROLS RAISES QUARTERLY DIVIDEND TO $.36 PER SHARE

     MILWAUKEE, WISCONSIN...November 20, 2002...The Board of Directors of Johnson Controls, Inc. (JCI) today increased the company's quarterly cash dividend on common shares to $.36 per share from the previous quarterly rate of $.33.

     The increased quarterly dividend will be paid on January 2, 2003 to shareholders of record December 13, 2002. The indicated annual dividend is $1.44 per share, up nine percent from $1.32 paid in fiscal 2002.

     "The increase follows the achievement of record financial results for fiscal 2002. It also reflects the strength of our financial position and our expectations for strong cash flow in 2003," said John M. Barth, president and chief executive officer.

     Johnson Controls has increased its dividend for 28 consecutive years and has paid consecutive dividends since 1887.

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Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin. Its sales for 2002 totaled $20 billion.

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     The Company has made forward-looking statements in this document pertaining to its financial results for fiscal 2003 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as "believes," "expects," "anticipates" or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. economy, as well as those factors discussed in the company's Form 8-K (dated November 12, 2002), could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.